Exhibit 99.1
Sun Country Airlines Reports First Quarter 2024 Results
Revenue of $311 million, highest first quarter on record(1)
GAAP diluted EPS of $0.64 and operating income of $55 million
Adj. diluted EPS(2) of $0.66 and adjusted operating income(2) of $57 million,
MINNEAPOLIS. May 7, 2024. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines,” “Sun Country,” the “Company”) (NASDAQ: SNCY) today reported financial results for its first quarter ended March 31, 2024.

“Sun Country’s diversified business model produced another strong first quarter with margins that we expect to finish at the top of the industry,” said Jude Bricker, Chief Executive Officer of Sun Country. “Total revenue was up 5.9% versus the first quarter of 2023, reaching a record quarterly high of $311 million(1) while costs remained in check. We continue to grow in all areas of our business, with total block hours growing by nearly 10% and scheduled passenger service ASMs growing by over 16%. Total passenger revenue per ASM (TRASM) declined by 9.6%, driven by both our growth as well as significant capacity additions by other airlines in some of our markets. Our strong results would not have been possible without our dedicated employees who delivered the number one completion factor in the industry during the quarter.”
Overview of First Quarter

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Total Operating Revenue	$311.5	$294.1	5.9
Operating Income	55.2	55.8	(1.1)
Income Before Income Tax	46.6	49.7	(6.3)
Net Income	35.3	38.3	(7.9)
Diluted earnings per share	$0.64	$0.64	—

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Adjusted Operating Income (2)	$56.7	$58.5	(3.0)
Adjusted Income Before Income Tax (2)	48.1	52.5	(8.5)
Adjusted Net Income (2)	36.5	40.4	(9.8)
Adjusted diluted earnings per share (2)	$0.66	$0.68	(2.9)

For the quarter ended March 31, 2024, Sun Country reported net income of $35 million and income before income tax of $47 million, on $311 million of revenue. Adjusted income before income tax(2) for the quarter was $48 million. GAAP operating income during the quarter was $55 million, while adjusted operating income(2) was $57 million, operating margin was 17.7% and adjusted operating margin(2) was 18.2%.

“We had another good first quarter which is historically our strongest,” said Dave Davis, President and Chief Financial Officer. “Our performance was particularly strong in two areas. First, our growth was not constrained by staffing issues, leading to a nearly 10% improvement in aircraft utilization. Second, we continued to demonstrate strong cost control with a year over year decline in adjusted CASM(3), continuing a trend started in the fourth quarter of last year. This improvement came despite a planned investment in increased maintenance expenses. Our balance sheet remains healthy. During the quarter, we repurchased $11.5 million worth of SNCY shares through our existing share repurchase program. First quarter capex was $29.7 million and we have acquired all of the aircraft we need to support our expected growth through at least 2025.”
Notable Highlights

•Extended the selling schedule through December 2024. The company will operate 122 routes serving 108 airports.
•The company acquired three aircraft in the first quarter of this year. One aircraft was purchased for cash and another was taken on finance lease. These aircraft are expected to enter revenue service in the second quarter. The third aircraft was purchased early in the quarter and is the seventh aircraft that is on lease to another airline.
•The company repurchased 755,000 shares at an average price of $15.22 during the first quarter.
Capacity
System block hours flown during the first quarter of 2024 grew by 9.6% year-over-year due to a 16.2% increase in scheduled service block hours. Both cargo block hours and charter block hours declined in the first quarter by 1.1% and 3.0% respectively year-over-year. Cargo block hours were influenced by scheduled maintenance in the quarter while charter block hours were optimized to minimize non-productive ferry flights.
Charter block hours under long-term contracts comprised 75% of the total charter flying performed in the first quarter of 2024. As the Company continues to normalize its aircraft utilization, it is pursuing more ad-hoc charter flying.
Revenue
For the first quarter of 2024, the Company reported total revenue of $311 million, which was 5.9% more than the first quarter of 2023. The Company’s scheduled service TRASM(4) of 12.20 cents in the first quarter of 2024 decreased 11.7% year-over-year, while scheduled service ASMs increased 16.4%. The first quarter 2024 total fare per scheduled passenger of $196 was lower than first quarter 2023 by 11.3% as scheduled service revenue passengers grew 16.0%. In the first quarter of 2024, the Company’s charter service revenue was $47 million, an increase of 2.4% year-over-year. On a rate basis, first quarter 2024 charter revenue per block hour was 5.6% higher than the rate in the first quarter of 2023. This rate increase includes the impact of lower fuel prices which, reduced the fuel reimbursement amount that we received from our charter customers by 20% year-over-year.
In the first quarter of 2024, cargo revenue was $24 million, a 2.5% increase versus the first quarter of 2023. The variance was primarily driven by the annual rate escalation which went into effect in mid-December 2023.
Cost

For the first quarter of 2024, total GAAP operating expenses increased 7.5% year-over-year, primarily due to a 29.0% increase in maintenance expense from aircraft heavy maintenance and a 34.6% in landing fees and airport rent as the COVID assistance used by airports to keep rates lower expired. Fuel expense decreased by 2.7% compared to first quarter 2023. This combination drove first quarter CASM to decline 5.4% and adjusted CASM(3) to decrease 0.1% versus last year.

Balance Sheet and Liquidity
Total liquidity(5) was $179 million on March 31, 2024, while the Company’s net debt(6) was $565 million.

(in millions - amounts may not recalculate due to rounding)	March 31, 2024	December 31, 2023
	(Unaudited)
Cash and Cash Equivalents	$28.4	$46.3
Available-for-Sale Securities	126.4	134.2
Amount Available Under Revolving Credit Facility	24.4	24.7
Total Liquidity	$179.2	$205.2

(in millions - amounts may not recalculate due to rounding)	March 31, 2024	December 31, 2023
	(Unaudited)
Total Debt, net	$388.1	$401.6
Finance Lease Obligations	313.8	277.3
Operating Lease Obligations	18.1	18.8
Total Debt, net, and Lease Obligations	720.0	697.7
Cash and Cash Equivalents	28.4	46.3
Available-for-Sale Securities	126.4	134.2
Net Debt	$565.2	$517.2
Fleet
As of March 31, 2024, the Company had 44 aircraft in its passenger service fleet, operated 12 freighter aircraft in its cargo operation and had seven aircraft that are currently on lease to unaffiliated airlines.
Guidance for Second Quarter 2024

	Q2 2024	H/(L) vs Q2 2023
Total revenue - millions	$255 to $265	(2%) to 1%
Economic fuel cost per gallon	$2.93	8%
Operating income margin - percentage	4% to 7%	(11pp) to (8pp)
Effective tax rate	23%
Total system block hours - thousands	37 to 38	8% to 11%

Conference Call & Webcast Details
Sun Country Airlines will host a conference call to discuss its first quarter 2024 results at 8:30 a.m. Eastern Time on Tuesday, May 7, 2024. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call.
About Sun Country Airlines
Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives ("VFR") passengers and charter customers and providing cargo services, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

End Notes

1 -	Records begin in January 2017
2 -	See additional details, including reconciliations to the most comparable GAAP measures, in the section titled “Non-GAAP financial measures”
3 -	Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, non-cash management stock compensation expense, costs arising from its cargo operations, depreciation and amortization recognized on certain assets that generate lease income, certain commissions, and other costs of selling its vacations product from this measure. See table titled “Reconciliation of CASM to Adjusted CASM”
4 -
Scheduled Service TRASM includes Schedule Service revenue, Ancillary revenue, and ASM generating revenue classified within Other Revenue on the Consolidated Statement of Operations / Scheduled Service ASMs. Other Revenue includes rental revenue of approximately $9.3 million associated with certain assets that generate lease income in the three months ended March 31, 2024, which is not included. Lease income was immaterial for the three months ended March 31, 2023.

5 -	Total liquidity = cash and cash equivalents + available-for-sale securities + amount available under revolver
6 -	Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and cash equivalents - available-for-sale securities
Contacts

Investor Relations
IR@suncountry.com
Media
mediarelations@suncountry.com

Forward Looking Statements
This press release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are relating to:
• our strategy, outlook and growth prospects;
• our operational and financial targets and dividend policy;
• general economic trends and trends in the industry and markets;
• potential repurchases of our common stock; and
• the competitive environment in which we operate.
These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
These forward-looking statements reflect our views with respect to future events as of the date of this press release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. You should read this press release completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Non-GAAP Financial Measures
We sometimes use information that is derived from the Condensed Consolidated Financial Statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2024	2023	% Change
Operating Revenues:
Scheduled Service	$141,194	$152,657	(7.5)
Charter Service	47,312	46,187	2.4
Ancillary	86,158	68,425	25.9
Passenger	274,664	267,269	2.8
Cargo	23,948	23,361	2.5
Other	12,871	3,485	269.3
Total Operating Revenue	311,483	294,115	5.9

Operating Expenses:
Aircraft Fuel	70,304	72,290	(2.7)
Salaries, Wages, and Benefits	82,238	75,430	9.0
Aircraft Rent	—	1,480	(100.0)
Maintenance	16,817	13,039	29.0
Sales and Marketing	10,679	9,929	7.6
Depreciation and Amortization	23,809	19,460	22.3
Ground Handling	9,154	9,170	(0.2)
Landing Fees and Airport Rent	14,729	10,945	34.6
Other Operating, net	28,577	26,589	7.5
Total Operating Expenses	256,307	238,332	7.5
Operating Income	55,176	55,783	(1.1)

Non-operating Income (Expense):
Interest Income	2,448	2,741	(10.7)
Interest Expense	(11,112)	(8,630)	28.8
Other, net	46	(212)	(121.7)
Total Non-operating Expense, net	(8,618)	(6,101)	41.3

Income before Income Tax	46,558	49,682	(6.3)
Income Tax Expense	11,245	11,354	(1.0)
Net Income	$35,313	$38,328	(7.9)

Net Income per share to common stockholders:
Basic	$0.67	$0.68	(1.5)
Diluted	$0.64	$0.64	—
Shares used for computation:
Basic	53,034,538	56,630,656	(6.4)
Diluted	55,397,685	59,535,045	(6.9)

KEY OPERATING STATISTICS
The following tables presents key operating statistics and metrics for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023	% Change
Scheduled Service Statistics:
Revenue passenger miles (RPMs) – thousands	1,654,851	1,432,131	15.6
Available seat miles (ASMs) – thousands	1,892,891	1,625,728	16.4
Load factor	87.4%	88.1%	(0.7)
Revenue passengers carried	1,157,511	998,238	16.0
Departures	7,169	6,177	16.1
Block hours	25,496	21,941	16.2
Scheduled service TRASM(1) - cents	12.20	13.81	(11.7)
Average base fare per passenger	$121.98	$152.93	(20.2)
Ancillary revenue per passenger	$74.43	$68.55	8.6
Total fare per passenger	$196.41	$221.48	(11.3)
Fuel gallons - thousands	20,050	17,383	15.3

Charter Statistics:
Departures	2,292	2,369	(3.3)
Block hours	4,900	5,054	(3.0)
Available seats miles (ASMs) - thousands	299,058	301,913	(0.9)
Fuel gallons - thousands	3,434	3,526	(2.6)

Cargo Statistics:
Departures	2,961	3,027	(2.2)
Block hours	7,688	7,776	(1.1)

Total System Statistics:
Average passenger aircraft	42.0	41.3	1.7
Passenger aircraft – end of period	44	42	4.8
Cargo aircraft – end of period	12	12	—
Leased aircraft – end of period	7	3	133.3
Available seat miles (ASMs) – thousands	2,211,886	1,945,001	13.7
Departures	12,539	11,672	7.4
Block hours	38,437	35,083	9.6
Daily utilization – hours	8.0	7.3	9.6
Average stage length – miles	1,255	1,225	2.4
Total revenue per ASM (TRASM) - cents	12.58	13.92	(9.6)
Cost per ASM (CASM) - cents	11.59	12.25	(5.4)
Adjusted CASM(2) - cents	7.09	7.10	(0.1)
Fuel gallons - thousands	23,676	21,073	12.4
Fuel cost per gallon	$3.01	$3.45	(12.8)
Employees at end of period	2,865	2,634	8.8
1 – See note 3 in end notes
2 – See note 4 in end notes
“NM” stands for not meaningful

SUMMARY BALANCE SHEET (Dollars in millions) (amounts may not recalculate due to rounding)

	March 31, 2024	December 31, 2023	% Change
	(Unaudited)
Cash & Cash Equivalents	$28.4	$46.3	(38.7)
Other Current Assets	206.5	225.1	(8.3)
Total Current Assets	235.0	271.4	(13.4)
Total Property & Equipment, net	1,018.3	969.0	5.1
Other	385.8	383.3	0.7
Total Assets	1,639.1	1,623.6	1.0

Air Traffic Liabilities	119.9	158.0	(24.1)
Current Finance Lease Obligations	45.1	44.8	0.7
Current Operating Lease Obligations	2.2	2.2	—
Current Maturities of Long-Term Debt, net	74.4	74.2	0.3
Income Tax Receivable Agreement Liability	10.6	3.3	221.2
Other Current Liabilities	131.3	136.2	(3.6)
Total Current Liabilities	383.6	418.6	(8.4)
Finance Lease Obligations	268.7	232.5	15.6
Operating Lease Obligations	15.9	16.6	(4.2)
Long-Term Debt, net	313.7	327.5	(4.2)
Income Tax Receivable Agreement Liability	87.1	97.8	(10.9)
Other	29.1	16.2	79.6
Total Liabilities	1,098.1	1,109.2	(1.0)

Total Stockholders’ Equity	$541.0	$514.4	5.2

SUMMARY CASH FLOW (Dollars in millions) (Unaudited - amounts may not recalculate due to rounding)

	Three Months Ended March 31,
	2024	2023	% Change
Net Cash Provided by Operating Activities	$30.7	$47.9	(35.9)

Purchases of Property & Equipment	(29.7)	(105.0)	(71.7)
Other, net	9.4	9.7	(3.1)
Net Cash Used in Investing Activities	(20.3)	(95.2)	(78.7)

Common Stock Repurchases	(11.5)	(14.8)	(22.3)
Proceeds from Borrowing	—	71.3	(100.0)
Repayment of Finance Lease Obligations	(5.8)	(4.3)	34.9
Repayment of Borrowings	(13.8)	(10.1)	36.6
Other, net	(3.3)	(3.3)	—
Net Cash Provided by (Used in) Financing Activities	(34.5)	38.8	(188.9)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(24.1)	(8.6)	180.2
Cash, Cash Equivalents and Restricted Cash – Beginning of the Period	63.7	102.9	(38.1)
Cash, Cash Equivalents and Restricted Cash – End of the Period	$39.6	$94.4	(58.1)

NON-GAAP FINANCIAL MEASURES
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of Operating Income and Net Income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry.
The measures described above have limitations as analytical tools. Some of the limitations applicable to these measures include: they do not reflect the impact of certain cash and non-cash charges resulting from matters we consider not to be indicative of our ongoing operations; and other companies in our industry may calculate these non-GAAP measures differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, the following non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to the possible differences in the method of calculation and in the items being adjusted.
For the aforementioned reasons, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin have significant limitations which affect their use as indicators of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of GAAP Operating Income to Adjusted Operating Income Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP operating income to adjusted operating income.

	Three Months Ended March 31,
	2024	2023
Operating Revenue	$311.5	$294.1
Operating Income	55.2	55.8
Stock Compensation Expense	1.5	2.7
Adjusted Operating Income	$56.7	$58.5

Operating Income Margin	17.7%	19.0%
Adjusted Operating Income Margin	18.2%	19.9%

Reconciliation of GAAP Income Before Income Tax to Adjusted Income Before Income Tax Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP income before income tax to adjusted income before income tax.

	Three Months Ended March 31,
	2024	2023
Net Income	$35.3	$38.3
Add: Provision for Income Tax Expense	11.2	11.4
Income Before Income Tax, as reported	46.6	49.7
Pre-tax margin	14.9%	16.9%

Stock Compensation Expense	1.5	2.7
Tax Receivable Agreement adjustment (1)	—	(0.4)
Secondary offering costs	—	0.5
Adjusted Income Before Income Tax	$48.1	$52.5

Adjusted Pre-tax margin	15.4%	17.9%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Reconciliation of GAAP Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
Dollars and shares in millions, except for per share – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share.

	Three Months Ended March 31,
	2024		2023
	Dollars	Per Share - diluted	Dollars	Per Share - diluted
Net Income	$35.3	$0.64	$38.3	$0.64
Stock Compensation Expense	1.5	0.03	2.7	0.05
Tax Receivable Agreement adjustment (1)	—	—	(0.4)	(0.01)
Secondary offering costs	—	—	0.5	0.01
Income tax effect of adjusting items, net (2)	(0.3)	(0.01)	(0.7)	(0.01)
Adjusted Net Income	$36.5	$0.66	$40.4	$0.68

Diluted share count	55.4		59.5

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)
(2)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the application period

Reconciliation of GAAP Net Income to Adjusted EBITDA Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following tables present the reconciliation of net income to adjusted EBITDA for the periods presented below.

	Three Months Ended March 31,
	2024	2023
Net Income	$35.3	$38.3
Interest Income	(2.4)	(2.7)
Interest Expense	11.1	8.6
Stock Compensation Expense	1.5	2.7
Tax Receivable Agreement adjustment (1)	—	(0.4)
Secondary offering costs	—	0.5
Provision for Income Taxes	11.2	11.4
Depreciation and Amortization	23.8	19.5
Adjusted EBITDA	$80.5	$77.9

Adjusted EBITDA margin	25.9%	26.5%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Adjusted CASM
Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations, stock based compensation, depreciation and amortization recognized on certain assets that generate lease income, certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors.

Adjusted CASM excludes fuel costs. By excluding volatile fuel costs that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft and maintenance costs, and productivity, which are more controllable by management.
We have excluded costs related to the cargo operations and depreciation recognized on our aircraft and flight equipment held for operating lease as these operations do not create ASMs. We have entered into a series of transactions where we act as an aircraft lessor. As of March 31, 2024, we leased or subleased seven aircraft. Depreciation expense on these aircraft materially began during the three months ended June 30, 2023. Adjusted CASM further excludes other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any period.
As derivations of Adjusted CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of Adjusted CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the aforementioned reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of CASM to Adjusted CASM Amounts may not recalculate due to rounding, dollar amounts in millions
The following table presents the reconciliation of CASM to Adjusted CASM.

	Three Months Ended March 31,
	2024		2023
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$256.3	11.59	$238.3	12.25
Less:
Aircraft Fuel	70.3	3.18	72.3	3.72
Stock Compensation Expense	1.5	0.07	2.7	0.13
Cargo expenses, not already adjusted above	25.0	1.13	24.8	1.28
Sun Country Vacations	0.5	0.02	0.4	0.02
Leased Aircraft, Depreciation and Amortization Expense (1)	2.3	0.10	—	—
Adjusted CASM	$156.7	7.09	$138.1	7.10

Available seat miles (ASMs) - mm	2,211.9		1,945.0

(1)	Includes both the Company's Owned Aircraft Held for Operating Lease as well as subleased aircraft. These aircraft are leased to unaffiliated third parties.